Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated May 11, 2012, relating to the statement of assets acquired and liabilities assumed by Home Loan Servicing Solutions, Ltd. and subsidiaries (the “Company”), pursuant to the Purchase and Assumption Agreement, dated February 10, 2012, executed by the Company with Ocwen Financial Corporation, incorporated by reference in the Prospectus, included within Registration Statement No. 333-184715.

/s/ Deloitte & Touche LLP

December 18, 2012

Atlanta, Georgia